File no. 12.797                          Released on 17 June 1997 and recorded
                                                           under B.R.P. 382061
                                    Finance Office for Fees and Transportation
                                                               Taxes in Vienna
                                                                   SECOND COPY



                                   AFFIDAVIT


Before me, Dr. Christian Kleemann, Notary Public in Vienna with office in the Inner City of Vienna at 1010 Vienna, Riemergasse 1, the following appeared at 1210 Vienna, Gerasdorferstrasse 151, to which address I had gone in response to a request:

1. Dr. Dipl. Ing. Mag. [Master of Engineering] Helmut Langanger, 1210 Vienna, Gerasdorferstrasse 151, who is personally known to me including his birth date, and presented to me a notarized Power of Attorney dated Vienna, 10 June 997, which document is attached as Appendix ./1, which confirms his authority to represent OMV Inc., 1090 Vienna, Otto-Wagner-Platz 5; and

2.a) Dr. Reinhard Rauball, born 25 (twenty-five) December 1946 (one thousand nine hundred forty six), attorney, Herdecke, Wittbraucker Waldweg 17 A, Germany, as Chair of the Board of Directors, and

  b) Mr. Paul Hinterthur, born 15 (fifteen) July 1937 (one thousand nine hundred thirty seven), businessman, D-20149 Hamburg, Gisestrasse 119, as Director and President

     of EuroGas, Inc., with headquarters at 942 East 7145 South, Suite 101-A, Midvale, Utah 84047, and acting on its behalf--

whose identities and birth dates were proven to me through presentation of:

     for 2.a) German personal identity card no. 5654266538, issued 19 July 1996 in Herdecke;
     for 2.b) German EU passport no. 2459006062, issued by the Berlin State Census Bureau on 9 July 1993--

and having been by me duly sworn did submit the following:

                               TRANSFER AGREEMENT

                                   Section 1
                                  Legal Status

The transferring partner, OMV Inc. (OMV) is owner of its shares of the OMV (Yakut) Exploration Gesellschaft m.b.H. (company) based in Vienna, which has a total cash paid nominal capital investment of S 500,000 (five hundred thousand shillings) and shares of the capital stock of the company equal to 100 (one hundred) percentage points.

                                   Section 2
                                Transfer Clause

The transferring partner herewith transfers his share of the company as described under Section 1 to the transferee, EuroGas Inc. (hereafter EuroGas), and the latter declares its agreement with acceptance of the transferred business shares under the conditions set forth in this transfer agreement.

                                   Section 3
                               Transaction Price

(1) The transaction price for the transfer under Section 2 totals S 72,408,000 (seventy two million four hundred eight thousand shillings). Of this amount S 71,090,047.39 (seventy one million ninety thousand forty seven point thirty nine shillings) is to be paid by EuroGas using a bank check, and OMV confirms receipt of this bank check with its signature on this agreement. The remainder, S 1,317,953 (one million three hundred seventeen thousand nine hundred fifty three shillings) will be paid by EuroGas within 7 (seven) days after the signing of this agreement, payment to be made to OMV's account at the Bank of Austria AG, Vienna, bank no. 20151, account no. 696 736 008.

(2) In addition to the transaction price under paragraph (1), EuroGas agrees to make the following payments to OMV:

     (i) If the TAKT Joint Venture, in which the company holds a fifty percent share, begins production of hydrocarbons within the context of a production sharing agreement for blocks 1 and 2 in the Yakut Republic (the identification of the blocks being based upon licenses nos. 502 and 503 awarded to the TAKT Joint Venture by the Geological Committee of the Yakut Republic), then EuroGas will pay OMV, during the production period, an amount equal to 5% (five percent) of the after-tax value of the oil or gas yield which belongs to the TAKT Joint Venture under the provisions of the production sharing agreement.

     (ii) If the TAKT Joint Venture beings production of hydrocarbons within the context of licenses awarded by Yakut and Russian authorities for blocks 1 and 2, but not within the context of a production sharing agreement, then EuroGas will pay OMV, during the production period, an amount equal to one percent of the gross production of the TAKT Joint Venture.

     (iii)Payment by EuroGas under paragraph (2) for a given quarter will be made within 30 (thirty) days following the end of the quarter. Payment will be made in each case in US dollars to a bank account designated by OMV.

     (iv) The value of hydrocarbons under paragraph (2)(i) will be determined in accordance with provisions of the production sharing agreement applicable to the determination of taxes on profits. The value of hydrocarbons under paragraph (2)(ii) will be determined in accordance with statutory provisions governing payment of income taxes.

     (v) EuroGas agrees to be responsible for permitting OMV to examine business records of the TAKT Joint Venture once each calendar year to verify the accuracy and completeness of payments under paragraphs
          (2)(i) and (ii).

     (vi) EuroGas agrees that it will bind any successor in interest which assumes EuroGas' rights in the company in whole or in part, or which assumes in whole or in part any company partnership rights in the TAKT Joint Venture, to the duties set forth under paragraph (2).

                                   Section 4
                                 Effective Date

The rights and duties relating to the transferred business share shall be transferred to EuroGas effective on the date this transfer agreement is signed.

                                   Section 5
                                   Assurances

(1) OMV warrants that the statements made in Section 1, "Legal Status," are correct, that OMV can deal freely with the transferred business shares, and that these business shares are not encumbered by rights belonging to third parties.

(2) OMV also warrants that the company controls 50% (fifty percent) of the business shares of the TAKT Joint Venture, a partnership based in Yakut, Russian Federation, and particularly that the agreement relating to the organization and activities of a joint venture which was entered into on 7 June 1991 between the company and PGO Lenaneftegasgeologija and the amendment and the second amendment to that agreement are legally valid. OMV declares that the related documentation has been submitted to EuroGas.

(3) OMV warrants that, to the best of its knowledge, licenses numbers GD 502 and 503 for blocks 1 and 2, which were issued by the Geological Committee of the Yakut Republic on 11 January 1993 are valid, provided that the TAKT Joint Venture submits a request by 1 August 1997 to the Geological Committee of the Yakut Republic to convert the existing Yakut licenses to Russian and Yakut licenses.

(4) OMV warrants that the balance which is to be determined with effective date of 10 June 1997 and transferred to EuroGas within 7 (seven) days was complete and formally and materially prepared in accordance with the principal of balance continuity, with the care of a proper and conscientious businessman and according to the principles of proper accounting and in accordance with the requirements of the law regarding preparation of accounts, and that all necessary measures were addressed to present an accurate picture of the financial status of the company.

(5) OMV warrants that at the time that this transfer agreement becomes effective, no obligations exist between the company and OMV or any business connected to OMV.

(6) EuroGas declares that it thoroughly understands the legal and economic conditions of the company and the TAKT Joint Venture.

(7)  OMV does not give any warranty which extends beyond the scope of this
     Section 5.

                                   Section 6
                                Severance Clause

Should any provision of this agreement be or become void, that will not void the remainder of the agreement. The parties agree that they will replace the invalid provision with a provision that corresponds to the economic purpose of the invalid provision. Gaps in the agreement are to be filled in accordance with the economic purpose of the agreement.

                                   Section 7
                               Dispute Resolution

Disputes arising under this agreement, including disputes concerning its validity, interpretation, or termination, shall be exclusively and finally settled by a single arbitrator under the arbitration and mediation rules of the International Arbitration Court of the Austrian Chamber of Commerce in Vienna (Viennese rules). The venue of the arbitration proceedings is Vienna.

                                   Section 8
                            Special General Meeting

Immediately after the signing of this transfer agreement, EuroGas will call a special general meeting of the company in which, among other things, the following resolutions will be adopted:

     (i) Section 1 paragraph 1 of the corporation agreement will be amended to remove reference to "OMV" as a part of the business.

     (ii) Section 4 of the corporation agreement will be changed to include the new company owner.

     (iii)The resignation of the sole general manager will be acknowledged. Mr. Dipl. Ing. Mag. Helmut Langanger will be relieved of responsibility for the current fiscal year up to and including the date of his resignation.

                                   Section 9
                                 Expense Clause

Fees and costs of preparing this transfer agreement, stock market sales taxes, and costs relating to recordation in the business register, shall be borne by EuroGas.

                                   Section 10
                                  Copy Clause

Copies of this affidavit can be issued in any desired quantity to the parties, their legal successors, and to the company itself, in each case at the expense of the party seeking to obtain the copies.

                                   **********

This affidavit was received, read to the persons present, acknowledged as representing their will or, in the case of Dipl, Ing. Mag. Helmut LANGANGER as representing the will of his grantor, approved in whole and immediately signed by them and by me. The power of attorney, appendix ./1, was not read.


Vienna, on the eleventh of June one thousand nine hundred ninety seven.

                                 EuroGas, Inc.

                                  (signatures)

This copy intended for EuroGas Inc. corresponds with the original, held in my files under file no. 12.797 and consisting of four pages stamped with a total of three hundred sixty shillings, in both working and numbers.

Vienna, on seventeen June on thousand nine hundred ninety seven.

                   (signed) Christian Kleemann, Notary Public


                           Appendix ./1 to GZ 12.797

                                OMV Incorporated

                           SPECIAL POWER OF ATTORNEY

under which the undersigned OMV Incorporated of 1090 Vienna, Otto-Wagner-Platz 5, authorizes and empowers
                 Mr. Director Dipl. Ing. Mag. Helmut Langanger
                                     Agent
to sign the transfer agreement in its name with EuroGas Inc. regarding the business shares in OMV (Yakut) Exploration Gesellschaft m.b.H.
                                                                       As in ./1
Vienna, 10 June 1997


                                                                        OMV Inc.
                                                                        (signed)


BRZ:  2870/1997/S.


I confirm the authenticity of the signatures of Mr. Mag. Burkhard GUTH, born 7 (seven) August 1943 (one thousand nine hundred forty three) and Mag. Dr. Robert DENK, born 15 (fifteen) October 1946 (one thousand nine hundred forty six) as general agents of OMV Inc. of 1090 Vienna, Otto Wagner-Platz 5.

In accordance with Section 89 a, Notarial Code, I simultaneously confirm, after having today examined the business registry of the Trade Court in Vienna at FN 93363 z, that the above noted persons were authorized to jointly represent OMV Inc. in the above-noted roles on 10 (ten ) June 1997 (one thousand nine hundred ninety seven) and today.

Vienna, the eleventh of June one thousand nine hundred ninety seven.

                                      (signed) Christian Kleemann, Notary Public